Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-117881 of Shuffle Master, Inc. on Form S-3 of our report dated July 23, 2004, relating to the consolidated financial statements of CARD Casinos Austria Research and Development GmbH as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, appearing in Amendment No. 1 on Form 8-K/A of Shuffle Master, Inc. dated July 27, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH Vienna, Austria January 12, 2005